Final Term Sheet
Filed pursuant to Rule 433
Dated March 4, 2008
Relating to
Prospectus Supplement dated March 4, 2008 to
Registration Statement No. 333-139328
$500,000,000 4.625% Notes due 2015

Issuer:	Praxair, Inc.
Ratings:	A2 (Stable) by Moody’s / A (Stable) by Standard & Poor’s
Principal Amount:	$500,000,000
CUSIP:	74005PAR5
Legal Format:	SEC Registered
Pricing Date:	March 4, 2008
Settlement Date:	March 7, 2008 (T+3)
Maturity Date:	March 30, 2015
Benchmark Treasury:	4.000% due February 15, 2015
Benchmark Treasury Price and Yield:	106-07.75 / 2.998%
Spread to Benchmark Treasury:	+165 bps
Yield to Maturity:	4.648%
Coupon:	4.625%
Public Offering Price (Issue Price):	99.859
Interest Payment Dates:	Semi-annually in arrears on each March 30 and September 30, commencing September 30, 2008
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 25 basis points
Joint Bookrunners:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and HSBC Securities (USA) Inc.
Co-Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Santander Investment Securities, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Credit Suisse Securities (USA) LLC by calling toll-free at 1-800-221-1037, from Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611, or from HSBC Securities (USA) Inc. by calling toll-free at 1-866-811-8049.
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